Exhibit No. 21.1
Fisher Communications, Inc.
Subsidiaries

Jurisdiction in which
Subsidiary	Organized
Fisher Broadcasting Company	Washington
Fisher Mills Inc.	Washington
Fisher Properties Inc.	Washington
Fisher Media Services Company	Washington
Fisher Radio Regional Group Inc. /(1)/	Washington
Fisher Broadcasting — Seattle TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — Seattle Radio, L.L.C. /(1)/	Delaware
Fisher Broadcasting — Portland TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — Oregon TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — Washington TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — Idaho TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — S.E. Idaho TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — Bellevue TV, L.L.C. /(1)/	Delaware
Fisher Broadcasting — California TV, L.L.C. /(1)/	Delaware
Panlocal Media LLC /(1)/	Delaware

(1)	Wholly owned by Fisher Broadcasting Company